EXHIBIT 23.1





               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2001, except for the first paragraph of Note 2, which is as of February 21, 2001 relating to the financial statements and financial statement schedule, which appears in Viacom Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our reports dated June 22, 2001 and June 27, 2001 relating to the financial statements, which appear in the Annual Reports of Viacom Investment Plan and Westinghouse Savings Program, respectively, on Forms 11-K for the year ended December 31, 2000.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

New York, New York
February 8,  2002